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                                                                   EXHIBIT 10.02

                       [Confidential Treatment Requested]


                  SETTLEMENT, CONSULTING AND RELEASE AGREEMENT

        This Settlement, Consulting and Release Agreement (hereafter "Settlement Agreement") is made as of the date of execution set forth below, by and between Christopher Andrews ("Mr. Andrews") and Worldtalk Communications Corporation, doing business as Worldtalk Corporation ("Worldtalk") (jointly referred to as the "Parties").

                                    RECITALS

        WHEREAS, Mr. Andrews was employed by Worldtalk since December 27, 1995, and held the position of Vice President, Sales.

        WHEREAS, Mr. Andrews and Worldtalk have discontinued the employment relationship between them and wish to set forth the terms of their agreement.

        NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the Parties agree as follows:

        1. Mr. Andrews has submitted his resignation as an employee of Worldtalk and from all other positions at Worldtalk, and Worldtalk has accepted such resignation, effective May 15, 1997. Mr. Andrews affirms and acknowledges receipt of his regular salary payments through May 15, 1997 on the then-current payroll schedule, and acknowledges and agrees that he has no unused vacation balance as of May 15, 1997.

        2. As consideration for the promises herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Worldtalk agrees as follows:

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           (a) Worldtalk has engaged Mr. Andrews as a Consultant from May 16,
1997 through [ ** ] (the "Consulting Period") and Mr. Andrews will receive
[ ** ] payable semi-monthly on the 8th and 22nd of each month through the end of his Consulting Period. Upon due execution of this Settlement Agreement by Mr. Andrews, Worldtalk will promptly pay him the amount of [ ** ] by July 18, 1997, representing payment for the period May 16, 1997 through July 15, 1997. Mr. Andrews will not be obligated to provide consulting services of more than 5 hours in any one calendar week during the Consulting Period . Mr. Andrews will be obligated to work only at such times as shall not interfere with his then current employment, if any, and will perform such consulting services from his home, or over the telephone.

           (b) Mr. Andrews may terminate his relationship with Worldtalk at any time by sending written notice of termination to a Worldtalk Officer. Worldtalk may likewise terminate Mr. Andrews's relationship, but only subsequent to a material breach of this Agreement by Mr. Andrews that is not cured by Mr. Andrews within 30 days after Worldtalk's written notice of such breach is sent pursuant to Paragraph 14 to Mr. Andrews. Mr. Andrews will continue to be paid per the above during the cure period, subject to Worldtalk's rights to recover any overpayment or its rights of setoff. Termination by Worldtalk or Mr. Andrews will also terminate Mr. Andrews's right to receive the compensation provided for this in this Section 2 for any period after the effective date of notice, May 15, 1997.


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[**Confidential treatment has been requested with respect to certain portions of this Exhibit. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission. ]
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           (c) Through Cobra, Worldtalk will continue to pay the cost of medical, dental and vision benefit premiums through August 31, 1997 or, if Mr. Andrews is not employed and offered medical benefits through a future employer, Worldtalk will extend payment of Cobra coverage until the earlier of his obtaining a position with a new employer or until November 30, 1997.

           (d) Mr. Andrews acknowledges receipt of $16,562.50, net of withholding, as full and complete payment of any and all commissions, bonus payment, or related compensation.

           (e) Pursuant to the provisions of Worldtalk's Incentive Stock Option Plan, Mr. Andrews acknowledges he had until July 14, 1997, sixty (60) days after termination of his employment relationship described above) to exercise his vested stock options. All vesting ceased as of Mr. Andrews' last date of employment, May 15, 1997.

           (f) Under Section 6 of the Secured Full Recourse Promissory Note issued on October 24, 1996 to Mr. Andrews and Heidi Andrews in connection with a loan of $325,000 from Worldtalk, the principal sum of the Promissory Note, together with all interest accrued, is due and payable three (3) months following the date of termination of Mr. Andrews' employment. Notwithstanding the provisions of Section 6 of the Promissory Note, Worldtalk and Mr. Andrews' agree that the principal amount of the Promissory Note, together with accrued interest, will be due and payable in full on December 1, 1997. Failure to repay all amounts owed under the Promissory Note by December 1, 1997 will constitute an event of default under the Promissory Note.


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           (g) Worldtalk hereby reaffirms any indemnity obligation it may owe
Mr. Andrews by virtue of his having been an officer of Worldtalk.

        3. Mr. Andrews acknowledges and agrees that the payments set forth in the preceding paragraphs and any other consideration provided to him in accordance with this Settlement Agreement shall constitute a retainer for Mr. Andrews' consulting services to be rendered to Worldtalk as needed through and until [ ** ] ("the Consulting Period"). Mr. Andrews agrees that during the Consulting Period, he shall not become employed by or render consulting services to any entity or individual in competition with Worldtalk in any respect. Mr. Andrews and Worldtalk agree that Mr. Andrews may, during the Consultation Period, seek employment in competition with Worldtalk to the extent the employment would commence after the termination of the Consulting Period and be consistent with Mr. Andrews' duties of confidentiality to Worldtalk.

        4. Release: Mr. Andrews, on behalf of himself, his representatives, heirs, executors, attorneys, agents, and each of the foregoing, hereby forever releases and discharges Worldtalk and its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, parents, subsidiaries, affiliates, divisions, successors and assigns, and each of the foregoing, of and from any and all manner of action, claim or cause of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, demands, losses, damages, costs or expenses, including without limitation court costs and attorneys' fees, which Mr. Andrews may have against them at the time of the


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[**Confidential treatment has been requested with respect to certain portions of this Exhibit. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission. ]
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execution of this Settlement Agreement, arising out of, or in connection with, or relating directly or indirectly to Mr. Andrews' employment with Worldtalk and/or the termination of Mr. Andrews' employment with Worldtalk, with the exception of any obligations created by this Settlement Agreement ("Andrews Released Matters").

        5. Release: Worldtalk, on behalf of itself, hereby forever releases and discharges Mr. Andrews and his representatives, attorneys, agents, partners, successors and assigns, and each of the foregoing, of and from any and all manner of action, claim or cause of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, demands, losses, damages, costs or expenses, including without limitation court costs and attorneys' fees, which Worldtalk may have against them at the time of the execution of this Settlement Agreement, arising out of, or in connection with, or relating directly or indirectly to Mr. Andrews' employment with Worldtalk and/or the termination of Mr. Andrews' employment with Worldtalk, with the exception of any obligations created by this Settlement Agreement and any obligations of confidentiality ("Worldtalk Released Matters").

        6. Return of Property: Mr. Andrews understands and agrees that he will identify to Worldtalk and turn over to Worldtalk no later than five (5) days after his execution of this Settlement Agreement any and all files, memoranda, records, credit cards, and other documents and physical or personal property which Mr. Andrews received from Worldtalk and which are the property of Worldtalk, along with any and all copies thereof in any medium or form, to the extent the property has not already been


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turned over. This property includes but is not limited to the following; one (1)
HP Omnibook 500C 5/90 VL 8/810, one (1) EtherlinkIII Lan & Modem 28.8/V.34M, three (3) HP Omnibook Rechargeable Batteries, and one (1) Fax Machine. If Mr. Andrews would like to purchase the HP Omnibook, the net book value amount of $2,866.15 should be submitted to Worldtalk no later than July 30, 1997 should he decide to make this purchase.

        7. Worldtalk will also provide a voice mail box for Mr. Andrews for three (3) months following his termination date which will enable him to receive forwarded messages from internal personnel at Worldtalk. This voice mail box number will be 6194 and the password will also be 6194.

        8. Trade Secrets: Mr. Andrews understands and agrees that in the course of his employment with Worldtalk, he acquired confidential or proprietary information and trade secrets concerning Worldtalk's operations, its future plans and its methods of doing business, including by way of example, but by no means limited to, information about Worldtalk's customers, product development, research, technology, financial, marketing, pricing, costs, compensation and other matters (hereinafter collectively "Trade Secrets"), all of which information Mr. Andrews understands and agrees would be extremely damaging to Worldtalk if disclosed to a competitor or made available to any other person or corporation. As used herein, the term "Competitor" includes but is not limited to any corporation, firm or business engaged in a business similar to that of Worldtalk or its subsidiary companies. Mr. Andrews understands and agrees that Trade Secrets have been divulged to Mr. Andrews in confidence, and Mr. Andrews understands and agrees that he


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will keep such information secret and confidential. Mr. Andrews further understands and agrees that, at all times, he will not disclose or communicate Trade Secrets to either a Competitor or any other person or in any way make such information available to others, or make use of such information on Mr. Andrews' own behalf, or on behalf of any Competitor. In view of the nature of Mr. Andrews' employment and the Trade Secrets which Mr. Andrews has received during the course of his employment, Mr. Andrews likewise agrees that Worldtalk would be irreparably harmed by any violation or threatened violation of this Paragraph and that, therefore, Worldtalk shall be entitled to an injunction prohibiting Mr. Andrews from any violation or threatened violation of this Paragraph. The undertakings set forth in this paragraph shall survive the termination of other arrangements contained in this Settlement Agreement and is in addition to the terms and conditions of any Proprietary Rights and Confidentiality Agreement Mr. Andrews may have entered into with Worldtalk, which Agreement shall also survive such termination.

        Mr. Andrews further represents that he has not shown, transferred or disclosed without authorization the contents of any Worldtalk documents to any individual or entity. Mr. Andrews further represents that he has not disclosed and will not disclose any of Worldtalk's Trade Secrets to any individual or entity nor has he used or will he use such information for his or any other individual's or entity's benefit.

        9. Waiver: Mr. Andrews understands that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination and that these laws can be enforced


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through the U.S. Equal Employment Opportunity Commission, California state and local human rights agencies and federal and state courts. Mr. Andrews understands that if he believes his treatment by Worldtalk was discriminatory, he has the right to consult with these agencies and to file a charge with them or file a lawsuit. After consultation with counsel of his choosing, Mr. Andrews has decided voluntarily to enter into this Settlement Agreement, and hereby expressly waives the right to recover any amounts to which he may have been entitled under such laws, including, but not limited to: the California Fair Employment and Housing Act, California Government Code ss.12900 et seq.; the Age Discrimination in Employment Act, 42 U.S.C. ss.621-634; the Employee Retirement Income Security Act (ERISA), 29 U.S.C. ss.1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.2000e et seq.; and 42 U.S.C. ss.1981.

        10. Successors and Assigns: The provisions of this Settlement Agreement and the release contained herein shall extend and inure to the benefit of and be binding upon, in addition to the Parties hereto, just as if they had executed this Settlement Agreement, the respective legal heirs and assigns of each of the Parties hereto and their spouses, descendants, ancestors, dependents, heirs, executors, administrators, directors, officer, partners, attorneys, agents, servants, employees, representative, affiliates, parents, subsidiaries, shareholders, predecessors, successors and assigns, and each of the foregoing.

        11. Representations as to Authority: Each of the Parties hereto represents and warrants that he or it has the sole right and exclusive authority to execute this Settlement Agreement and that he or it has not


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sold, assigned, transferred, conveyed, or otherwise disposed of any claim or demand, or any portion of or interest in any claim or demand, relating to any matter covered by this Settlement Agreement.

        12. Entire Agreement: This Settlement Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. Each of the Parties acknowledges to the other that neither one, nor his or its agent or attorney, has made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Settlement Agreement for the purpose of inducing that Party to execute the Settlement Agreement, and each of the Parties acknowledges that he or it has executed this Settlement Agreement in reliance only upon such promises, representations and warranties as are contained herein.

        13. Modification: It is expressly agreed that this Settlement Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Settlement Agreement, duly executed by authorized representatives of each of the Parties hereto.

        14. Notices: Any notices required or permitted hereunder shall be in writing and will be effective when personally delivered or when deposited in the U.S. mails, certified mail return receipt requested, postage prepaid, to the address specified for the receiving party on the signature page hereto, or to such other address as may be noted to the sending party hereafter.


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        15. No Evidence of Liability: This Settlement Agreement is not intended to be and should not be construed as an admission of liability on the part of the Parties, or any of them. This Settlement Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

        16. Representation by Counsel: Each of the Parties hereto acknowledges that he or it has been represented by counsel or has had the opportunity to consult with counsel throughout all negotiations which preceded the execution of this Settlement Agreement. Each Party further acknowledges that he or it and/or counsel have had adequate opportunity to make whatever investigation or inquiry deemed necessary or desirable in connection with the subject matter of this Settlement Agreement prior to the execution hereof and the acceptance of the consideration specified herein.

        17. Interpretation: This Settlement Agreement shall be enforced, interpreted and construed in accordance with California law. Counsel for the Parties have negotiated, read and approved the language of this Settlement Agreement, which language shall be construed in its entirety according to its fair meaning and not strictly for or against either of the Parties.

        18. Confidentiality: The contents, terms and conditions of this Settlement Agreement shall be kept confidential by the Parties and shall not be disclosed by the Parties except pursuant to subpoena or court order or to their respective tax or financial advisors or spouse for the sole purpose of


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preparing tax returns. However, Worldtalk reserves the right to disclose the contents of this Settlement Agreement to potential investors or buyers of Worldtalk or to any person or entity when necessary to comply with federal securities laws. In addition, liquidated damages in the amount of $2,500 will be assessed for each violation of this provision upon an adequate showing of proof to an arbitration judge. This provision shall be enforced by binding arbitration by a judge appointed by JAMS/Endispute, or any successor body. The arbitration Judge shall have the authority to award liquidated damages as set forth above and, in the arbitration judge's discretion, to provide injunctive relief to prevent further breach. A decision by the arbitration judge awarding either liquidated damages or injunctive relief or both may be enforced as a judgment in any court of competent jurisdiction.

        19. Non-disparagement: The Parties each agree not to engage in conduct or undertake speech derogatory about or detrimental to the other.

        20. Counterparts: This Settlement Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same document. A photocopy of the Settlement Agreement may be used in lieu of an original in any proceeding or action brought to enforce or construe this Settlement Agreement.

        21. Attorney's Fees: If any action at law or in equity is brought to enforce the terms of this Settlement Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.


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        22. Expenses: Worldtalk will reimburse Mr. Andrews for reasonable business expenses incurred during business activities through May 15, 1997. Mr. Andrews agrees to submit all receipts for such expenses upon execution of this Agreement. Worldtalk agrees to reimburse Mr. Andrews for these expenses within ten (10) business days of receipt by Worldtalk.

        23. Mr. Andrews understands that he has been given twenty one (21) days to review and consider this Agreement before signing it. Mr. Andrews further understands that he may use as much of this 21-day period as he wishes prior to signing it. Mr. Andrews acknowledges that he has consulted as attorney before signing this Agreement.

        24. Mr. Andrews acknowledges that he may revoke this Agreement within seven (7) days of signing it. Revocation can be made by delivering a written notice of revocation to Stephen Bennion. For this revocation to be effective, written notice must be received by Stephen Bennion no later than the close of business on the seventh day after Mr. Andrews signs the Agreement. If Mr. Andrews revokes this Agreement, it shall not be effective or enforceable, Mr. Andrews will not receive the benefits described herein, and will be obligated to return any payments previously made pursuant to this Settlement Agreement.


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        IN WITNESS WHEREOF, each of the Parties hereto has duly executed this
Settlement Agreement as of the date and year set forth below.

Executed at Santa Clara, California, this 15th day of July, 1997.

By: /s/ Christopher Andrews
   --------------------------------
        Christopher Andrews
Address:       16230 Oakhurst Drive
               Monte Sereno, CA 95030

Executed at Santa Clara, California, this 15th day of July, 1997.

By: /s/ Bernard Harguindeguy
   --------------------------------
        Worldtalk Corporation
Address:       5155 Old Ironsides Drive
               Santa Clara, CA  95054


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